Exhibit 10.52
CVS Health Corporation
Restrictive Covenant Agreement
I, Karen Lynch, enter into this Restrictive Covenant Agreement (“Agreement”) with CVS Health Corporation, on its own behalf and on behalf of its subsidiaries and affiliates (“CVS” or “Corporation”), which is effective as of February 1, 2021 (“Effective Date”) and shall supersede my current Restrictive Covenant Agreement, dated as of December 8, 2018 (“Current Restrictive Covenant Agreement”), which shall remain in full force and effect until such time. In consideration of the mutual promises in this Agreement, the parties agree as follows:

1.    Consideration for Agreement. In connection with my duties and responsibilities at CVS Health Corporation or one of its subsidiaries or affiliates, including but not limited to CVS Pharmacy, Inc., Aetna, Inc., Caremark, LLC and Coram, LLC (collectively, the “Corporation”), the Corporation will provide me with Confidential Information and/or access to the Corporation’s customers and clients and the opportunity to develop and maintain relationships and goodwill with them. In addition, the Corporation has awarded me additional financial compensation, pursuant to my Amended and Restated Employment Agreement, dated as of November 5, 2020 (“Employment Agreement”), which is contingent on the execution of this Agreement and compliance with its terms.

2.    Non-Competition. During my employment by the Corporation and during the Non-Competition Period following the termination of my employment for any reason, I will not, directly or indirectly, engage in Competition or provide Consulting or Audit Services within the Restricted Area.

a.    Competition. Engaging in “Competition” means providing services to a Competitor of the Corporation (whether as an employee, independent contractor, consultant, principal, agent, partner, officer, director, investor, or shareholder, except as a shareholder of less than one percent of a publicly traded company) that: (i) are the same or similar in function or purpose to the services I provided to the Corporation at any time during the last two years of my employment by the Corporation; or (ii) will likely result in the disclosure of Confidential Information to a Competitor or the use of Confidential Information on behalf of a Competitor. If a representative of the Corporation, during my employment or the Non-Competition Period, requests that I identify the company or business to which I will be or am providing services, or with which I will be or am employed, and requests that I provide information about the services that I am or will be providing to such entity, I shall provide the Corporation with a written statement detailing the identity of the entity and the nature of the services that I am or will be providing to such entity with sufficient detail to allow the Corporation to independently assess whether I am or will be in violation of this Agreement. Such statement shall be delivered to the Corporation’s Chief Human Resources Officer or her authorized delegate via personal delivery or overnight delivery within five calendar days of my receipt of such request.

b.    Competitor. A “Competitor” for purposes of this Agreement shall mean any person, corporation or other entity that competes with one or more of the business offerings of the Corporation As of the Effective Date, the Corporation’s business offerings include: (i) pharmacy benefits management (“PBM”), including: (a) the administration of pharmacy benefits for businesses, government agencies and health plans; (b) mail order pharmacy; (c) specialty pharmacy; (d) the procurement of prescription drugs at a negotiated rate for dispensing; and (e) Medicare Part D
Page | 1
2020 Karen Lynch RCA

services; (ii) retail, which includes the sale of prescription drugs, over-the-counter medications, beauty products and cosmetics, digital and traditional photo finishing services, digital and other online offerings, seasonal and other general merchandise, greeting cards, convenience foods and other product lines and services which are sold by the Corporation’s retail division (“Retail”); (iii) retail health clinics (“MinuteClinic”); (iv) the provision of pharmaceutical products and ancillary services, including specialty pharmaceutical products and support services and the provision of related pharmacy consulting, data management services and medical supplies to long-term care facilities, other healthcare service providers and recipients of services from such facilities (“Long- Term Care”); (v) the provision of prescription infusion drugs and related services (“Infusion”); (vi) the provision of insurance (“Insurance”) including: (a) health insurance products and services; (b) managed health care products and services; (c) dental, vision, workers compensation and employee assistance program products and services; (d) wellness products and services to employers, government agencies, health plans, other businesses or third party payers; (e) other voluntary products that are excepted benefits under HIPAA; (vii) the creation and provision of population health management products and services (“Health Management”); (viii) the administration of (ii) – (vii) (“Administration”); and (ix) any other business in which Corporation is engaged or imminently will be engaged.

For the purpose of assessing whether I am engaging in “Competition” under Section 2(a)(i) above, a person, corporation or other entity shall not be considered a Retail Competitor if such entity derives annual gross revenues from its business in an amount which is less than 2% of the Corporation’s gross revenues from Retail, during its most recently completed fiscal year. For avoidance of doubt, this exclusion does not apply to a determination of whether I am engaging in “Competition” as set forth in Section 2(a)(ii) above.

The parties acknowledge that both the Corporation’s products and services and the entities which compete with the Corporation’s products and services evolve and an entity will be considered a Competitor if it provides products or services competitive with the products and services provided by the Corporation within the last two years of my employment.

I agree to this enterprise-wide definition of Competition which may prevent me from providing services to any of the Corporation’s PBM, Retail, Insurance, Health Management, MinuteClinic, Long-Term Care, Administration and/or Infusion Competitors or any combination thereof during the Non-Competition period.

c.    Consulting or Audit Services. “Consulting or Audit Services” shall mean any activity which involves providing audit review or other consulting or advisory services with respect to any relationship or prospective relationship between the Corporation and any third party that is likely to result in the use or disclosure of Confidential Information.

d.    Non-Competition Period. The “Non-Competition Period” shall be the period of 24 months following the termination of my employment with the Corporation for any reason.

e.    Restricted Area. “Restricted Area” refers to those states within the United States in which the Corporation conducts its business, as well as the District of Columbia and Puerto Rico. To the extent I worked on international projects in Asia, Europe, Brazil or other countries where the Corporation may conduct business, the Restricted Area includes those countries and those countries where the Corporation is actively planning to conduct business.
Page | 2
2020 Karen Lynch RCA

3.    Non-Solicitation. During the Non-Solicitation Period, which shall be during my employment by the Corporation and for 24 months following the termination of my employment with the Corporation for any reason, I will not, unless a duly authorized officer of the Corporation gives me written authorization to do so:

a.    interfere with the Corporation’s relationship with its Business Partners by soliciting or communicating (regardless of who initiates the communication) with a Business Partner to: (i) induce or encourage the Business Partner to stop doing business or reduce its business with the Corporation, or (ii) buy a product or service that competes with a product or service offered by the Corporation’s business. “Business Partner” means: a customer (person or entity), prospective customer (person or entity), healthcare provider, supplier, agency, manufacturer, broker, hospital, hospital system, long-term care facility, and/or pharmaceutical manufacturer with whom the Corporation has a business relationship and with which I had business-related contact or dealings, or about which I received Confidential Information, in the two years prior to the termination of my employment with the Corporation. A Business Partner does not include a customer, supplier, manufacturer, broker, hospital, hospital system, long-term care facility and/or pharmaceutical manufacturer which has fully and finally ceased doing any business with the Corporation independent of any conduct or communications by me or breach of this Agreement and such full cessation of business has been in effect for at least 1 year prior to my separation from employment with the Corporation. Nothing in this Paragraph 3(a) shall prevent me from working as a staff pharmacist or in another retail position wherein I would be providing or selling prescriptions or other products directly to consumers.

b.    work on a Corporation account on behalf of a Business Partner or serve as the representative of a Business Partner for the Corporation.

c.    interfere with the Corporation’s relationship with any employee or contractor of the Corporation by: (i) soliciting or communicating with the employee or contractor to induce or encourage him or her to leave the Corporation’s employ or engagement (regardless of who first initiates the communication); (ii) helping another person or entity evaluate such employee or contractor as an employment or contractor candidate; or (iii) otherwise helping any person or entity hire an employee or contractor away from the Corporation.
4.    Non-Disclosure of Confidential Information.
a.    Subject to Sections 7 and 8 below, I will not at any time, whether during or after the termination of my employment, disclose to any person or entity any of the Corporation’s Confidential Information, except as may be appropriately required in the ordinary course of performing my duties as an employee of the Corporation. The Corporation’s Confidential Information includes but is not limited to the following non-public information: trade secrets; computer code generated or developed by the Corporation; software or programs and related documentation; strategic compilations and analysis; strategic processes; business or financial methods, practices and plans; non-public costs and prices; operating margins; marketing, merchandising and selling techniques and information; customer lists; provider lists; details of customer agreements; pricing arrangements with pharmaceutical manufacturers, distributors or suppliers including but not limited to any discounts and/or rebates; pharmacy reimbursement rates; premium information; payment rates; contractual forms; expansion strategies; real estate strategies; operating strategies; sources of supply; patient records; business plans; other financial, commercial, business or technical information related to the Corporation and confidential information of third
Page | 3
2020 Karen Lynch RCA

parties which is given to the Corporation pursuant to an obligation or agreement to keep such information confidential (collectively, “Confidential Information”). I shall not use or attempt to use any Confidential Information on behalf of any person or entity other than the Corporation, or in any manner which may injure or cause loss or may be calculated to injure or cause loss, whether directly or indirectly, to the Corporation. If, at any time over the last two years of my employment at CVS, my position included access to Confidential Information, as described above, specifically related to the Corporation’s procurement of prescription drugs, I understand and agree my employment with a pharmaceutical manufacturer, distributor or supplier (“Pharmaceutical Entity”)would place a substantial risk of use and/or disclosure of Confidential Information with which I have been or will be entrusted during my employment with the Corporation. In light of this risk of disclosure, I acknowledge and agree that the Corporation will be entitled to immediate injunctive relief to prevent me from disclosing any such Confidential Information in the course of my employment with any such Pharmaceutical Entity. I agree that the disclosure of such Confidential Information, to Corporation’s PBM Competitors with which one may negotiate in the course of employment with such Pharmaceutical Entity, would cause immediate and irreparable harm to the Corporation. For employees residing in Connecticut, these restrictions on use or disclosure of Confidential Information will only apply for three (3) years after the end of my employment where information that does not qualify as a trade secret is concerned; however, the restrictions will continue apply to trade secret information for as long as the information at issue remains qualified as a trade secret.

b.    During my employment, I shall not make, use, or permit to be used, any materials of any nature relating to any matter within the scope of the business of the Corporation or concerning any of its dealings or affairs other than for the benefit of the Corporation. I shall not, after the termination of my employment, use or permit to be used any such materials and shall return same in accordance with Section 5 below.

5.    Ownership and Return of the Corporation’s Property. On or before my final date of employment with the Corporation, I shall return to the Corporation all property of the Corporation in my possession, custody or control, including but not limited to the originals and copies of any information provided to or acquired by me in connection with the performance of my duties for the Corporation, such as files, correspondence, communications, memoranda, e-mails, slides, records, and all other documents, no matter how produced or reproduced, all computer equipment, communication devices (including but not limited to any mobile phone or other portable digital assistant or device), computer programs and/or files, and all office keys and access cards. I agree that all the items described in this Section are the sole property of the Corporation.
6.    Rights to Inventions, Works.
a.    Assignment of Inventions. All inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether patentable or otherwise protectable under similar law, made, conceived or developed by me, whether alone or jointly with others, from the date of my initial employment by the Corporation and continuing until the end of any period during which I am employed by the Corporation, relating or pertaining in any way to my employment with or the business of the Corporation (collectively referred to as “Inventions”) shall be promptly disclosed in writing to the Corporation. I hereby assign to the Corporation, or its designee, all of my rights, title and interest to such Inventions. All original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Corporation and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act and
Page | 4
2020 Karen Lynch RCA

as such are the sole property of the Corporation. The decision whether to commercialize or market any Invention developed by me solely or jointly with others is within the Corporation’s sole discretion and for the Corporation’s sole benefit and no royalty will be due to me as a result of the Corporation’s efforts to commercialize or market any such Invention.

b.    Inventions Retained and Licensed. I have attached hereto as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Corporation (“Prior Inventions”), which belong to me and are not assigned to the Corporation hereunder. If no such list is attached, I represent that there are no such Prior Inventions. I will not incorporate, or permit to be incorporated, any Prior Invention owned by me or in which I have an interest into a Corporation product, process or machine without the Corporation’s prior written consent. Notwithstanding the foregoing sentence, if, in the course of my employment with the Corporation, I incorporate into a Corporation product, process or machine a Prior Invention owned by me or in which I have an interest, the Corporation is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

c.    Patent and Copyright Registrations. I will assist the Corporation, or its designee, at the Corporation’s expense, in every proper way to secure the Corporation’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto, including, but not limited to, the disclosure to the Corporation of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Corporation shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Corporation, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. My obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after my employment ends for any reason and/or after the termination of this Agreement. If the Corporation is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Corporation as above, then I hereby irrevocably designate and appoint the Corporation and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

7.    Cooperation.
a.    In the event I receive a subpoena, deposition notice, interview request, or other process or order to testify or produce Confidential Information or any other information or property of the Corporation, I shall promptly: (a) notify the Corporation of the item, document, or information sought by such subpoena, deposition notice, interview request, or other process or order; (b) furnish the Corporation with a copy of said subpoena, deposition notice, interview request, or other process or order; and (c) provide reasonable cooperation with respect to any procedure that the Corporation may initiate to protect Confidential Information or other interests. If the Corporation objects to the subpoena, deposition notice, interview request, process, or order, I shall cooperate to ensure that there shall be no disclosure until the court or other applicable entity has ruled upon the objection, and
Page | 5
2020 Karen Lynch RCA

then only in accordance with the ruling so made. If no such objection is made despite a reasonable opportunity to do so, I shall be entitled to comply with the subpoena, deposition, notice, interview request, or other process or order provided that I have fulfilled the above obligations.

b.    I will cooperate fully with the Corporation, its affiliates, and their legal counsel in connection with any action, proceeding, or dispute arising out of matters with which I was directly or indirectly involved while serving as an employee of the Corporation, its predecessors, subsidiaries or affiliates. This cooperation shall include, but shall not be limited to, meeting with, and providing information to, the Corporation and its legal counsel, maintaining the confidentiality of any past or future privileged communications with the Corporation’s legal counsel (outside and in-house), and making myself available to testify truthfully by affidavit, in depositions, or in any other forum on behalf of the Corporation. The Corporation agrees to reimburse me for any reasonable and necessary out-of-pocket costs associated with my cooperation.

8.    Limitation on Restrictions. Nothing in this Agreement is intended to or shall interfere with my right to file charges or participate in a proceeding with any appropriate federal, state or local government agency, including the Occupational Safety and Health Administration (“OSHA”), National Labor Relations Board (“NLRB”) or the Securities and Exchange Commission (“SEC”), or to exercise rights under Section 7 of the National Labor Relations Act (“NLRA”), or interfere with my right to file a charge or complaint with or participate or cooperate in an investigation or proceeding with the US Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agencies; such agencies have authority to carry out their statutory duties by investigating a charge, issuing a determination, filing a lawsuit, or taking any other action authorized by law. I retain the right to participate in any such action and retain the right to communicate with, NLRB, SEC, EEOC, OSHA and comparable state or local agencies and such communication shall not be limited by any provision in this Agreement. Nothing in this Agreement limits my right to receive an award for information provided to a government agency such as the SEC and OSHA. In addition, nothing in this Agreement is intended to interfere with or restrain the immunity provided under 18 U.S.C. § 1833(b) for confidential disclosures of trade secrets to government officials, or lawyers, solely for the purpose of reporting or investigating a suspected violation of law; or in a sealed filing in court or other proceeding.

9.    Injunctive Relief. Any breach of this Agreement by me will cause irreparable damage to the Corporation and, in the event of such breach, the Corporation shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of my obligations hereunder, and without providing a bond to the extent permitted by the applicable rules of civil procedure.

10.    No Right of Continued Employment. This Agreement does not create an obligation on the Corporation or any other person or entity to continue my employment.

11.    No Conflicting Agreements. I represent that the performance of my job duties with the Corporation and my compliance with all of the terms of this Agreement does not and will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Corporation.

12.    Entire Agreement/No Reliance/No Modifications. Except as provided in this Section 12 and Section 13, this Agreement and any compensation, benefit or equity plan or agreement referred to herein or under which equity was granted, including my Employment Agreement, to the extent
Page | 6
2020 Karen Lynch RCA

those other agreements apply to me, set forth the entire agreement between the parties hereto and fully supersede any and all prior and/or supplemental understandings, whether written or oral, between the parties concerning the subject matter of this Agreement; provided, however, that my Current Restrictive Covenant Agreement shall continue to remain in full force and effect until the Effective Date. I agree and acknowledge that I have not relied on any representations, promises or agreements of any kind in connection with my decision to accept the terms of this Agreement, except for the representations, promises and agreements herein. This Agreement shall not have any effect on any prior existing agreements between Corporation and me regarding the arbitration of workplace legal disputes and any such agreements remain in full force and effect. Any modification to this Agreement must be made in writing and signed by me and the Corporation’s Chief Human Resources Officer or her authorized representative.

13.    Supplementation. The Restrictive Covenants set forth in this Agreement shall supplement and do not supersede the restrictions agreed to by me in any other agreement or contract I have entered into with the Corporation (including Aetna, Inc.).

14.    No Waiver. Any waiver by the Corporation of a breach of any provision of this Agreement, or of any other similar agreement with any other current or former employee of the Corporation, shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

15.    Severability. The parties hereby agree that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if one or more of the provisions of this Agreement are for any reason held to be excessively broad as to scope, activity, duration, subject or otherwise so as to be unenforceable at law, the parties consent to such provision or provisions being modified or limited by the appropriate judicial body (where allowed by applicable law), so as to be enforceable to the maximum extent compatible with the applicable law.

16.    Survival of Employee’s Obligations. My obligations under this Agreement shall survive the termination of my employment regardless of the manner of such termination and shall be binding upon my heirs, personal representatives, executors, administrators and legal representatives.

17.    Eligibility for Severance Pay. If my employment with the Corporation terminates under circumstances in which I am eligible for severance under my Employment Agreement, the Corporation will offer me severance in accordance with my Employment Agreement and the length of the Non-Competition Period will match the length of the severance period. I acknowledge that my Employment Agreement sets forth pre-requisites I must meet in order to receive severance, including but not limited to execution and non-revocation of the form of release agreement attached as Exhibit A to my Employment Agreement. In the event that the Corporation fails to comply with its obligations to offer me severance according to my Employment Agreement, then Section 2 of this Agreement shall be of no further effect. I agree that if I decline the Corporation’s offer of severance, I shall continue to be subject to the restrictions in Section 2.

18.    Corporation’s Right to Assign Agreement. The Corporation has the right to assign this Agreement to its successors and assigns without the need for further agreement or consent by me, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns.
Page | 7
2020 Karen Lynch RCA

19.    Non-Assignment. I shall not assign my rights and obligations under this Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of the Corporation, and any such assignment contrary to the terms hereof shall be null and void and of no force or effect.

20.    Governing Law; Venue; Headings. This Agreement shall be governed by and construed in accordance with the laws of the state of Rhode Island. I agree that any claim or dispute I may have against the corporation must be resolved by a court located in the state of Rhode Island. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

21.    Tolling. In the event I violate one of the time-limited restrictions in this Agreement, I agree that the time period for such violated restriction shall be extended by one day for each day I have violated the restriction, up to a maximum extension equal to the length of the original period of the restricted covenant.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as a sealed instrument as of the date set forth below.

/s/ Karen S. Lynch		/s/ Lisa Bisaccia
Lisa Bisaccia
Chief Human Resources Officer
CVS Health Corporation
Employee ID

Date:	11-6-2020

Page | 8
2020 Karen Lynch RCA